Exhibit 99.1



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FOR IMMEDIATE RELEASE

Contact:  Donald Mindiak
          (201) 823-0700


BCB Bancorp, Inc., Announces Record Earnings, Including a 20% increase in First Quarter Earnings Per Share to $0.30 and a 16.7% increase in diluted earnings per share to $0.28.

BAYONNE, N.J. - April 14, 2004 - BCB Bancorp, Inc., Bayonne, NJ (OTCBB: BCBP) announced unaudited net earnings for the quarter ended March 31, 2004 of $700,000 compared to $573,000 for the quarter ended March 31, 2003. Basic and diluted earnings per share were $0.30 and $0.28 respectively for the three months ended March 31, 2004 as compared to $0.25 and $0.24 per share for the three months ended March 31, 2003. The weighted average number of common shares outstanding for the three months ended March 31, 2004 for basic and diluted earnings per share calculation purposes was 2,320,000 and 2,488,000 respectively. The weighted average number of common shares outstanding for the three months ended March 31, 2003 for basic and diluted earnings per share calculation purposes was 2,297,000 and 2,371,000 respectively. BCB Bancorp, Inc., completed its acquisition of Bayonne Community Bank on May 1, 2003, consequently the information provided in this release at and for the three months ended March 31, 2003 is for Bayonne Community Bank on a stand alone basis.

As of March 31, 2004 total assets increased by $37.2 million or 12.4% to $337.9 million from $300.7 million at December 31, 2003. Loans receivable increased by $15.8 million or 8.4% to $204.6 million at March 31, 2004 from $188.8 million at December 31, 2003. Investment securities held-to-maturity increased by $9.0 million or 10.0% to $99.3 million at March 31, 2004 from $90.3 million at December 31, 2003. Deposits increased by $35.2 million or 13.9% to $288.9 million at March 31, 2004 from $253.7 million at December 31, 2003. This deposit increase represents the largest quarterly dollar volume increase the Bank has recorded since its inception. Total stockholders' equity increased to $22.9 million at March 31, 2004 from $21.2 million at December 31, 2003.

Net income increased by $127,000 or 22.2% to $700,000 for the three months ended March 31, 2004 from $573,000 for the three months ended March 31, 2003. This improvement in operations reflects increases in net interest income and non-interest income and a decrease in the provision for loan losses, partially offset by increases in non-interest expense and income taxes. Net interest income increased by $1.0 million or 47.6% to $3.1 million for the three months ended March 31, 2004 from $2.1 million for the three months ended March 31, 2003. This increase resulted primarily from the growth in average interest earning assets of $118.7 million or 62.7% to $307.9 million at March 31, 2004 from $189.2 million at March 31, 2003, funded primarily through the growth in average interest bearing liabilities of $117.5 million or 74.2% to $275.9 million for the three months ended March 31, 2004 from $158.4 million of the three months ended March 31, 2003, partially offset by a decrease in the net interest margin to 4.05% for the three months ended March 31, 2004 from 4.51% for the three months ended March 31, 2003. For the three months ended March 31, 2004, return on average assets, annualized was 0.88%, return on average stockholders equity annualized was 12.93%, the Bank's efficiency ratio was 58.06% and the Bank originated $30.9 million of loans.


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Donald Mindiak President & CEO commented that, "the addition of two offices, broadening our geographic distribution to serve a wider cross-section of our primary service area, coupled with personal service and competitively priced products have enabled us to continue our growth in both the balance sheet and operating statement. I'm proud of our ability to increase cash earnings by over 20% and basic and diluted earnings per share by 20.0% and 16.7% respectively from the comparative first quarter of 2003. Strategic additions to our loan and support staff should enable us to continue to grow the Bayonne Community Bank franchise. In this regard we intend to participate in a pooled trust preferred offering managed by Janney Montgomery Scott. The capital raised through the pooled trust offering will support our continued growth. This offering will not dilute the ownership of the existing shareholders and demonstrates the confidence we have in our commitment to build franchise and shareholder value."

Bayonne Community Bank presently operates three offices located in Bayonne, New Jersey.

This discussion, and other written material, and statements management may make, may contain certain forward-looking statements regarding the Company's prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the Bank's Annual Report on Form 10-K and in other documents filed by the Bank with the FDIC or the Securities and Exchange Commission from time to time. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by the use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," "may," "will," "should," "could," "predicts," "forecasts," "potential," or "continue" or similar terms or the negative of these terms. The Company's ability to predict results or the actual effects of its plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, legislation, and regulation; changes in monetary and fiscal policies of the United States Government, including policies of the United States Treasury and Federal Reserve Board; changes in the quality or composition of the loan or investment portfolios; changes in deposit flows, competition, and demand for financial services, loan, deposit, and investment products in the Company's local markets; changes in accounting principles and guidelines; war or terrorist activities; and other

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economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company's operations, pricing and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this discussion. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.